Filed Pursuant to Rule 424(b)(3)
File No. 333-156450
Prospectus Supplement No. 5
(to prospectus dated December 31, 2008, as supplemented on January 12, 2009,
February 4, 2009, March 5, 2009 and April 8, 2009)

3,710,825 SHARES

COMMON STOCK

This prospectus supplement supplements information contained in the prospectus dated December 31, 2008 as supplemented on January 12, 2009, February 4, 2009, March 5, 2009 and April 8, 2009, referred to as the “prospectus,” relating to the resale by selling security holders of up to 3,710,825 shares of our common stock, $.0001 par value, issuable upon the exercise of warrants issued in connection with a financing transaction in June 2008.  You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The statements contained in this prospectus supplement are deemed to be made throughout the prospectus and shall modify or supersede any conflicting statements contained in the prospectus, in each case to the extent applicable.

Investment in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 4 of the prospectus for a discussion of risks that you should consider prior to investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is April 15, 2009.

Annual Report on Form 10-K

On April 15, 2009, we filed our Annual Report on Form 10-K, referred to as our annual report, with the Securities and Exchange Commission which contains our audited financial statements for the years ended December 31, 2008 and 2007.  Our annual report is not a part of this prospectus supplement or incorporated by reference in it.  Investors may view a copy of our annual report online at www.sec.gov or may request a copy by writing to us at 1600 Manor Drive, Suite 110, Chalfont, Pennsylvania 18914, Attention: John G. Phillips, Chief Financial Officer.

Below is a comparison of our selected financial data.  Financial information contained in this prospectus supplement expressed in U.S. dollars is presented in thousands (000’s) unless otherwise noted.  The following should be read together with our consolidated financial statements contained in Part II, Item 8 “Financial Statements and Supplementary Data” and accompanying notes and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report.  The selected consolidated financial data below are not intended to replace our consolidated financial statements and the accompanying notes.  Our historical results are not necessarily indicative of our future results.

The consolidated statement of operations data for the fiscal years ended December 31, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2008 and 2007 set forth below are derived from our audited consolidated financial statements and related notes of which the financial statements and notes for the fiscal years ended December 31, 2008 and 2007 are included in our annual report.

	Fiscal Year Ended December 31, (in thousands, except per share data)
	2008	2007(a)
Statement of Operations Data:
Revenue	$33,496	$191,685
Cost of services	29,108	166,631
Gross profit	4,388	25,054
SG&A expense	15,559	26,705
Restructuring expense	1,350	2,201
Impairment of goodwill	16,822	—
Fixed assets impairment expense, net	1,022	—
Depreciation and amortization expense	723	10,313
Income (loss) from operations	(31,088)	(14,165)
Other income(expense)	(86)	(1,608)
Interest Income	7	134
Interest, OID and warrant liability (expense)	(2,025)	(1,872)
Derivative Income	34	—
Gain on restructuring of debt	687	—
(Loss) on sale of subsidiary	(1,294)	—
Prepayment penalty on early retirement of debt	—	—
Net (loss) before income tax	(33,765)	(17,511)
Income tax expense (benefit)	5,021	(5,121)
Net (loss)	$(38,786)	$(12,390)

Net (loss) per common share – basic and diluted	$(2.84)	$(1.00)

	December 31,
	2008	2007(a)
	(in thousands, except per share data)
Balance Sheet Data:
Working capital (deficit) (current assets less current liabilities)	$(11,937)	$(3,188)
Total assets	5,081	55,277
Total long-term debt, net of current	10,306	8,523
Stockholders’ equity (deficit)	(21,913)	15,646

(a)	Selected financial data for the fiscal year ended December 31, 2007 were impacted by the acquisition of certain assets and assumption of certain liabilities of ALS, LLC in February, 2007.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.  However, we had a net loss of $38,786 and utilized cash of $4,615 in operating activities during the year ended December 31, 2008, and had a stockholders’ deficit of $(21,913).  These factors raise substantial doubt about our ability to continue as a going concern.  Our consolidated financial statements do not include any adjustments that might result from this uncertainty.